PRESS RELEASE

Contact: Dalip Puri 203-573-2153

Chemtura Reports First Quarter 2014 Financial Results
First Quarter 2014 Net Sales up 5%, GAAP net earnings from continuing operations of $0.10 per diluted share and net earnings from continuing operations of $0.13 per diluted share on a managed basis
Executed on elimination of the Consumer Products stranded costs
Share repurchase program gaining momentum with $70 million returned to shareholders year-to-date

PHILADELPHIA, PA – April 30, 2014 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the first quarter ended March 31, 2014. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. For the first quarter of 2014, Chemtura reported net sales of $556 million and net earnings from continuing operations on a GAAP basis of $10 million, or $0.10 per diluted share. Net earnings from continuing operations on a managed basis were $13 million, or $0.13 per diluted share.
First Quarter 2014 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of first quarter 2014 financial results from continuing operations on a GAAP basis:

(In millions, except per share data)	First Quarters
	2014	2013	% change
Net sales	$556	$528	5%
Operating income	$22	$2	(a)
Net earnings (loss)	$10	$(18)	(a)
Net earnings (loss) - per diluted share	$0.10	$(0.18)	(a)
(a) - Changes greater than 150% are not shown.
The following is a summary of first quarter 2014 financial results from continuing operations on a managed basis:

(In millions, except per share data)	First Quarters
	2014	2013	% change
Net sales	$556	$528	5%
Operating income	$28	$37	(24%)
Net earnings	$13	$17	(24%)
Net earnings - per diluted share	$0.13	$0.17	(24%)
Adjusted EBITDA	$57	$68	(16%)

Note: The first quarter of 2014 includes $4 million, or approximately $0.03 per diluted share on a managed basis, of expenses incurred in the process to explore a sale of our Chemtura AgroSolutions business.

CEO Remarks
"In April, we completed our evaluation of a sale of our Chemtura AgroSolutions business, entering into an agreement to sell the business to Platform Specialty Products Corporation for approximately $1 billion,” commented Mr. Craig A. Rogerson, Chairman, President and CEO of Chemtura. “This transaction creates substantial value for our shareholders and is expected to close in the second half of 2014. As previously indicated, we expect to return the net after-tax sale proceeds to shareholders having first repaid enough debt to maintain our total debt to Adjusted EBITDA ratio at the level it was prior to the divestiture. Our focus is now on our “pure play” specialty chemicals portfolio. Our goal remains to grow this portfolio to approximately $2.5 billion of revenues by 2016 and to expand Adjusted EBITDA margins so that they approach 20%, which in turn will deliver further substantial value to our shareholders.”
“Industrial Performance Products and Chemtura AgroSolutions segments again delivered year-over-year improvement this quarter and Corporate expense was lower as we eliminated stranded costs,” commented Mr. Rogerson. “As we indicated when we reported last quarter, Adjusted EBITDA for our Industrial Engineered Products segment was down from the first quarter of 2013 and sequentially from the fourth quarter of 2013. Excluding the $4 million of expense in our exploration of the sale of Chemtura AgroSolutions, Adjusted EBITDA was $61 million compared to $68 million in the first quarter of 2013 and managed basis net earnings per diluted share was $0.16 compared to $0.17 a year ago.”
“There were two components to the performance of Industrial Engineered Products this quarter. The first component was that the segment started delivering the net sales growth we anticipated for 2014”, continued Mr. Rogerson. “Electronics sales were up 16% compared to the fourth quarter of 2013 and 6% from the first quarter of 2013, aided we believe by some inventory restocking. While sales to insulation foam applications were lower sequentially, our customers have continued to adopt our Emerald Innovation™ 3000 product in substitution for the traditional flame retardant they use - a trend we expect to continue throughout 2014. For organometallics, while our tin products continued to improve, excess industry capacity for products used in polyolefin catalysts left volumes and prices at the depressed levels seen in 2013. Sequentially, sales prices for the segment were slightly higher than in the fourth quarter of 2013. The year over-year decline reflects the erosion in sales prices we saw in the first half of 2013.”
“The second component was the impact of manufacturing variances and inventory reserves,” observed Mr. Rogerson. “As we had previously advised investors, compared to the fourth quarter of 2013, we recognized the unfavorable manufacturing variances from the last two months of the year and felt the impacts of the harsh winter weather in January. On a year-on-year comparison, we had higher production volumes in the fourth quarter of 2012 and the first quarter of 2013 compared to the fourth quarter of 2013 and the first quarter of 2014. As a result, average product costs were lower a year ago than they were in the first quarter of 2014. Further, with the slow demand for traditional insulation foam flame retardants, we increased our inventory reserves for these products. With the higher levels of production we experienced in the first quarter of 2014, we do not carry the same burden of manufacturing variances into the second quarter of 2014.”
“Industrial Performance Products delivered modest improvements in net sales and Adjusted EBITDA compared to the first quarter of 2013,” noted Mr. Rogerson. “Sales of additives and certain synthetic lubricants remain strong and our business excellence programs are taking root. Sales of urethanes products grew, led by some recovery in mining applications. Chemtura AgroSolutions continued its path of steady year-over year improvement and was not exposed to the polar freeze.”
Mr. Rogerson concluded, “We continue to manage what we can control. Excluding the $4 million of costs associated with the Chemtura AgroSolutions sale process, Corporate expense in the first quarter was $9 million on an Adjusted EBITDA basis compared with $15 million in the first quarter of 2013. We acted quickly and eliminated within the quarter the stranded costs associated with the Consumer Products business which was sold on December 31, 2013. The first quarter of 2013 also included stranded costs associated with our former Antioxidants business that were eliminated during 2013.”
Outlook
“In the second quarter of 2014, we will gain momentum and expect to deliver year-on-year improvement, led by our Industrial Engineered Products segment,” advised Mr. Rogerson. “Industrial Engineered Products will not have the same burden of manufacturing variances it had in the first quarter of 2014 and will benefit from improved sales volumes and from recovering raw material cost changes through increased selling prices. As a result, the segment is expected to show robust improvement compared to the first quarter of 2014 and exceed its performance compared to the second quarter of 2013. We expect the Industrial Performance Products and Chemtura AgroSolutions segments to continue to perform strongly. In addition, we will have the continuing benefit of lower Corporate expense having eliminated the stranded costs associated with our former Antioxidant and Consumer Products businesses."

In concluding, Mr. Rogerson noted “We have made a strong start to the process of returning net sale proceeds from the divestiture of our Consumer Products business to our shareholders purchasing approximately 3.0 million shares of our common stock year-to-date at a cost of $70 million. If possible, we expect to complete this process prior to completing the divestiture of Chemtura AgroSolutions, purchasing the remaining $126 million under our share repurchase authorization. This will bring our life of program share repurchases to $291 million. Depending on the rate and volume at which we execute on our authorized share repurchase program, we may have the capacity to further increase the share repurchase authorization prior to completing the sale of Chemtura AgroSolutions. Once we receive the net proceeds from the Chemtura AgroSolutions divestiture, as previously disclosed, we expect to return the net after-tax sale proceeds to shareholders having first repaid enough debt to maintain our total debt to Adjusted EBITDA ratio at the level it was prior to the divestiture.”
Non-Operating Activities Reflected in Our First Quarter Financial Results

•	In January 2014, we repaid $110 million of our senior secured term loan facility due 2016 (the “Term Loan") with proceeds from the sale of the Consumer Products business.

•	In the first quarter of 2014, we repurchased 0.9 million shares of our common stock for $22 million under our share repurchase program.

•
On April 16, 2014, we entered into a Stock and Asset Purchase Agreement to sell our Chemtura AgroSolutions business to Platform Specialty Products Corporation ("Platform") for approximately $1 billion, comprising $950 million in cash and 2 million shares of Platform's common stock. The transaction is subject to customary purchase price adjustments, closing conditions and regulatory approvals and is expected to close in the second half of 2014. As of March 31, 2014, we did not meet the criteria to present the assets and liabilities associated with the Chemtura AgroSolutions business as assets and liabilities held for sale and, therefore, the earnings and direct costs of this segment have been included as part of continuing operations. We have evaluated the recoverability of the assets and liabilities of Chemtura AgroSolutions as of March 31, 2014 and determined that no impairment existed as of that date. We incurred $4 million of expenses in the first quarter of 2014 ($10 million process-to-date) related to our exploration of the sale of this business.

First Quarter 2014 Business Segment Highlights

•
Industrial Performance Products’ net sales increased $6 million or 2% as a result of a $5 million increase in sales volume and $1 million from favorable foreign currency translation. Operating income on a managed basis increased $1 million or 3% in the first quarter of 2014 to $30 million, reflecting favorable sales volume and product mix changes of $6 million and favorable foreign currency translation of $2 million partly offset by unfavorable manufacturing costs and variances of $4 million, higher selling, general and administrative costs ("SG&A") and research and development costs ("R&D") (collectively, "SGA&R") of $2 million and a net increase of $1 million in other costs. Operating income on a GAAP basis of $27 million included $3 million for accelerated depreciation of property, plant and equipment. Sales volume increased primarily due to improved customer demand for our urethane products and more favorable sales mix for our petroleum additives products.

•
Industrial Engineered Products’ net sales increased $9 million or 5% reflecting a $13 million increase in sales volume and $1 million from favorable foreign currency translation, partly offset by $5 million in lower selling prices predominately in our electronic and insulation foam application products. Operating income on a managed basis decreased $23 million in the first quarter of 2014 to a loss of $3 million, reflecting unfavorable manufacturing costs and variances, including an increase to inventory reserves, of $17 million, the lower selling prices of $5 million and a net increase in other costs of $1 million. The operating loss on a GAAP basis of $4 million included $1 million for other non-recurring charges. Increase in demand for flame retardants used in electronic applications and tin-based specialty products was offset by some unfavorable demand in brominated performance products and lower year-on-year selling prices, particularly in insulation foam applications. Excess industry capacity for organometallic products used in polyolefin catalysts left our sales volumes and prices at the depressed levels seen in 2013. While the segment showed an overall improvement in net sales, lower selling prices, higher raw material costs, unfavorable manufacturing variances and increased inventory reserves eroded the volume gains. The unfavorable manufacturing variances arose from the lower production volumes in the fourth quarter of 2013 and the early part of 2014 which resulted in higher average product costs in this quarter than a year ago. The additional excess and lower of cost and market inventory reserves recorded in the quarter primarily related to the reduced demand and prices for brominated flame retardants used in insulation foam applications.

•
Chemtura AgroSolutions’ net sales increased $13 million or 15% resulting from $13 million in higher sales volume and $4 million in higher selling prices partly offset by $4 million of unfavorable foreign currency translation. Operating income increased $9 million in the first quarter of 2014 to $22 million. The increase in operating income reflected favorable sales volume and product mix changes of $11 million and higher selling prices of $4 million partly offset by higher SGA&R of $2 million, unfavorable foreign currency translation of $2 million and an increase in other costs of $2 million. We continued to experience strong market demand for pest control products for the soybean market in Latin America and miticides in North America. Increases in SGA&R are primarily attributable to additional selling, marketing and bad debt reserves associated with the higher sales volume.

•
Corporate expenses for the first quarter of 2014 decreased by $25 million to $21 million compared with $46 million in 2013. Corporate expenses included amortization expense related to intangible assets and depreciation expense of $4 million and $5 million for the first quarters of 2014 and 2013, respectively, and non-cash stock compensation expense of $4 million and $5 million for the first quarters of 2014 and 2013, respectively. The first quarter of 2014 included $4 million of project expenses incurred in the exploration of a sale of our Chemtura AgroSolutions business. The decrease in corporate costs is primarily due to a $21 million environmental reserve adjustment in 2013 for a legacy non-operating site in France and a reduction in stranded costs related to the Antioxidant and Consumer Products businesses. Stranded costs related to the Antioxidant business were $4 million for the first quarter of 2013 but had been eliminated by the summer of 2013 such that there was no expense in the first quarter of 2014. Stranded costs related to the Consumer Products business were less than $1 million and $3 million for the first quarters of 2014 and 2013, respectively. In the first quarter of 2013, our Corporate segment included $3 million of amortization expense related directly to our Consumer Products business, which has now been presented in earnings (loss) on discontinued operations, net of tax for that period.

First Quarter 2014 Results – GAAP

•
Consolidated net sales of $556 million for the first quarter of 2014 were $28 million or 5% higher than the first quarter of 2013 driven by higher sales volume of $31 million, offset by lower selling prices of $1 million and unfavorable foreign currency translation of $2 million.

•
Gross profit for the first quarter of 2014 was $120 million, an increase of $10 million compared with the first quarter of 2013. Gross profit as a percentage of net sales increased to 22% as compared with 21% in the same quarter in 2013. The increase in gross profit was due to a $21 million environmental reserve adjustment in 2013 for a legacy non-operating site in France, favorable sales volume and product mix changes of $16 million, lower raw material costs of $3 million, partly offset by unfavorable manufacturing costs and variances of $21 million, higher distribution costs of $3 million, the lower selling prices of $1 million, unfavorable foreign currency translation of $1 million and an increase in other net costs of $4 million.

•
Operating income for the first quarter of 2014 increased $20 million to $22 million compared with $2 million for the first quarter of 2013. The increase was primarily due to a $10 million increase in gross profit and a $12 million decrease in facility closures, severance and related costs, partly offset by a $2 million increase in other costs.

•
Included in the computation of operating income for the first quarters of 2014 and 2013 was $4 million and $5 million, respectively, of stock-based compensation expense. Stock-based compensation expense is expected to approximate $14 million in 2014.

•
Interest expense was $12 million during the first quarter of 2014 which was $4 million lower than 2013, primarily as a result of our debt refinancing activities during the second half of 2013 and the repayment of $110 million on our Term Loan in January 2014.

•	Other income, net was $3 million in the first quarters of 2014 and 2013.

•	The income tax expense in the first quarter of 2014 was $3 million compared with income tax expense of $7 million in the first quarter of 2013.

•
Net earnings from continuing operations for the first quarter of 2014 was $10 million, or $0.10 per diluted share, compared with a loss from continuing operations of $18 million, or $0.18 per diluted share, for the first quarter of 2013.

•
Earnings from discontinued operations, net of tax for the first quarter of 2014 was $1 million, or $0.01 per diluted share, compared with a loss from discontinued operations, net of tax of $5 million, or $0.05 per diluted share, for the first quarter of 2013. Discontinued operations included the Antioxidant and Consumer Products businesses.

•
Loss on sale of discontinued operations, net of tax for the first quarter of 2014, was $5 million, or $0.05 per diluted share, which represented the finalization of the working capital adjustment related to the sale of the Antioxidant business and transaction costs and fees associated with the sale of the Consumer Products business.

First Quarter 2014 Results - Managed Basis

•
On a managed basis, first quarter 2014 gross profit was $121 million, as compared with $131 million in the same period last year. Gross profit as a percentage of net sales decreased to 22% as compared with 25% in the same quarter of 2013. The decrease in gross profit was primarily due to unfavorable manufacturing costs and variances, partly offset by favorable volume and product mix changes.

•
On a managed basis, first quarter 2014 operating income was $28 million as compared with $37 million in the same period last year. The decrease in operating income primarily reflected the decrease in gross profit.

•
Adjusted EBITDA in the first quarter of 2014 was $57 million as compared with $68 million in the first quarter of 2013 (see the tables attached to this earnings release for a reconciliation of operating income to Adjusted EBITDA). Excluding the $4 million of expenses related to the exploration of a sale of Chemtura AgroSolutions, Adjusted EBITDA in the first quarter of 2014 would have been $61 million. The decrease in Adjusted EBITDA was principally driven by lower gross profit. Adjusted EBITDA for the last twelve months decreased from $275 million at December 31, 2013 to $264 million at March 31, 2014. Excluding the $6 million in 2013 and $4 million in 2014 of expenses related to the exploration of a sale of Chemtura AgroSolutions, Adjusted EBITDA for the twelve months ended March 31, 2014 would have been $274 million.

•
Net earnings from continuing operations before income taxes on a managed basis in the first quarters of 2014 and 2013 were $19 million and $24 million, respectively, and exclude pre-tax GAAP adjustments of $6 million and $35 million, respectively. These adjustments are primarily related to facility closures, severance and related costs, an increase in an environmental reserve and accelerated depreciation of property, plant and equipment.

•
Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. In 2013, we applied an estimated managed basis tax rate of 31% reflecting the expected performance of our core operations in 2013. In 2014, we are continuing to apply an estimated managed basis tax rate of 31% until such time as we have evaluated the impact the sale of Chemtura AgroSolutions will have on our managed basis tax rate. We will reevaluate this rate upon the closing of our Chemtura AgroSolutions business sale. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We will continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

•
Net cash used in operating activities for the first quarter of 2014 was $50 million as compared with $75 million for the first quarter of 2013. The first quarter of 2013 included an increase in working capital for our Consumer Products business as they invested in inventory for the coming pool season.

•	Capital expenditures for the first quarter of 2014 were $23 million compared with $49 million in the first quarter of 2013.

•	Cash income taxes paid (net of refunds) in the first quarters of 2014 and 2013 were $4 million and $3 million, respectively.

•
During the first quarter of 2014, we repurchased 0.9 million shares of our common stock at a cost of $22 million. As of March 31, 2014, the remaining authorization under our share repurchase program was approximately $173 million. As of April 29, 2014, we have repurchased 8.8 million shares of our common stock at a cost of $165 million and the remaining authorization under our share repurchase program was approximately $126 million.

•
Our total debt was $795 million as of March 31, 2014 compared with $898 million as of December 31, 2013. The decrease is primarily due to the January 2014 repayment of $110 million of our Term Loan. Cash and cash equivalents from continuing operations decreased to $361 million as of March 31, 2014 compared with $549 million as of December 31, 2013. The decrease was primarily the result of the Term Loan repayment, the share repurchases and the funding of seasonal working capital requirements.

•	Total debt less cash and cash equivalents of $434 million as of March 31, 2014 increased $85 million compared with total debt less cash and cash equivalents of $349 million as of December 31, 2013.

First Quarter Earnings Q&A Teleconference
Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Thursday, May 1, 2014. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 19289381.
Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Thursday, May 1, 2014. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 19289381. An audio webcast of the call can be accessed via the link below during the time of the call:
http://www.media-server.com/m/p/jey62p9s
Chemtura Corporation, with 2013 net sales of $2.2 billion 1, is a global manufacturer and marketer of specialty chemicals, and agrochemicals. Additional information concerning us is available at www.chemtura.com.
1 2013 net sales of $2.2 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants and Consumer Products businesses.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of businesses and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2014 and 2013 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Our projected managed basis tax rate for 2014 is lower than 31%. However, as we will need to subsequently revise our tax rate to reflect the sale of our Chemtura AgroSolutions business, we will defer revising the rate to avoid two potential changes in one year and to assist investors with the comparability of our reported results. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;

•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;

•	Disruptions in the availability of raw materials or energy;

•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;

•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;

•
The receipt of governmental and other approvals associated with the sale of the Chemtura AgroSolutions business and the successful fulfillment of all other closing conditions for such a transaction without unexpected delays or conditions;

•	The successful closing of the sale of the Chemtura AgroSolutions business and the separation of that business from the rest of our businesses;

•	Declines in general economic conditions;

•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”) and European Union REACh legislation;

•	The effect of adverse weather conditions;

•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;

•	Current and future litigation, governmental investigations, prosecutions and administrative claims;

•	Environmental, health and safety regulation matters;

•	Federal regulations aimed at increasing security at certain chemical production plants;

•	Significant international operations and interests;

•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;

•	Our dependence upon a trained, dedicated sales force;

•	Operating risks at our production facilities;

•	Our ability to protect our patents or other intellectual property rights;

•	Whether our patents may provide full protection against competing manufacturers;

•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;

•	Our ability to reduce the risks of cyber incidents and protect our information technology;

•	The risks to our joint venture investments resulting from lack of sole decision making authority;

•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;

•	Risks associated with strategic acquisitions and divestitures;

•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;

•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.
These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters ended March 31, 2014 and 2013	9

Consolidated Statements of Comprehensive Income (Loss) (Unaudited) -
Quarters ended March 31, 2014 and 2013	10

Consolidated Balance Sheets - March 31, 2014 and December 31, 2013	11

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Quarters ended March 31, 2014 and 2013	12

Segment Net Sales and Operating Income (Unaudited) -
Quarters ended March 31, 2014 and 2013	13

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter ended March 31, 2014 versus 2013	14

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended March 31, 2014 and 2013	15

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended March 31, 2014 and 2013	16

CHEMTURA CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters ended March 31,
	2014	2013
Net sales	$556	$528
Cost of goods sold	436	418
Gross profit	120	110
Gross profit %	22%	21%
Selling, general and administrative	60	58
Depreciation and amortization	28	26
Research and development	8	8
Facility closures, severance and related costs	2	14
Equity loss	—	2
Operating income	22	2
Interest expense	(12)	(16)
Other income, net	3	3
Earnings (loss) from continuing operations before income taxes	13	(11)
Income tax expense	(3)	(7)
Earnings (loss) from continuing operations	10	(18)
Earnings (loss) from discontinued operations, net of tax	1	(5)
Loss on sale of discontinued operations, net of tax	(5)	—
Net earnings (loss)	$6	$(23)
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$0.10	$(0.18)
Earnings (loss) from discontinued operations, net of tax	0.01	(0.05)
Loss on sale of discontinued operations, net of tax	(0.05)	—
Net earnings (loss)	$0.06	$(0.23)
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$0.10	$(0.18)
Earnings (loss) from discontinued operations, net of tax	0.01	(0.05)
Loss on sale of discontinued operations, net of tax	(0.05)	—
Net earnings (loss)	$0.06	$(0.23)
Weighted average shares outstanding - Basic	96.3	98.2
Weighted average shares outstanding - Diluted	97.8	98.2

CHEMTURA CORPORATION
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In millions)

	Quarters ended March 31,
	2014	2013
Net earnings (loss)	$6	$(23)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(6)	(23)
Unrecognized pension and other post-retirement benefit costs	1	(1)
Comprehensive income (loss)	$1	$(47)

CHEMTURA CORPORATION
Consolidated Balance Sheets
(In millions)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$361	$549
Accounts receivable, net	436	361
Inventories, net	415	415
Other current assets	153	158
Assets held for sale	6	4
Total current assets	1,371	1,487
NON-CURRENT ASSETS
Property, plant and equipment, net	717	724
Goodwill	178	179
Intangible assets, net	139	142
Other assets	189	172
Total Assets	$2,594	$2,704

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$6	$117
Accounts payable	210	172
Accrued expenses	175	189
Income taxes payable	6	6
Liabilities held for sale	3	2
Total current liabilities	400	486
NON-CURRENT LIABILITIES
Long-term debt	789	781
Pension and post-retirement health care liabilities	236	246
Other liabilities	186	192
Total liabilities	1,611	1,705
STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,371	4,375
Accumulated deficit	(3,019)	(3,025)
Accumulated other comprehensive loss	(285)	(280)
Treasury stock	(86)	(73)
Total Chemtura stockholders' equity	982	998
Total Non-controlling interest	1	1
Total stockholders' equity	983	999
Total Liabilities and Stockholders' Equity	$2,594	$2,704

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Quarters ended March 31,
Increase (decrease) to cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	6	(23)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss on sale of discontinued operations	5	—
Depreciation and amortization	28	32
Stock-based compensation expense	4	5
Changes in assets and liabilities, net	(93)	(89)
Net cash used in operating activities	(50)	(75)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestments, net of transaction costs	8	—
Capital expenditures	(23)	(49)
Net cash used in investing activities	(15)	(49)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Term Loan	(110)	—
Proceeds from other long-term borrowings	10	13
Payments on other long-term borrowings	(1)	(1)
Payments on other short-term borrowings, net	(1)	—
Common shares acquired	(22)	—
Proceeds from exercise of stock options	4	1
Net cash (used in) provided by financing activities	(120)	13
CASH
Effect of exchange rates on cash and cash equivalents	(1)	(2)
Change in cash and cash equivalents	(186)	(113)
Cash and cash equivalents at beginning of period	549	365
Cash and cash equivalents at end of period	$363	$252

Cash and cash equivalents at end of period - Continuing operations	$361	$251
Cash and cash equivalents at end of period - Discontinued operations	$2	$1

CHEMTURA CORPORATION
Segment Net Sales and Operating Income (Unaudited)
(In millions)

	Quarters ended March 31,
	2014	2013
NET SALES
Petroleum additives	$171	$169
Urethanes	76	72
Industrial Performance Products	247	241
Bromine based & related products	166	159
Organometallics	42	40
Industrial Engineered Products	208	199
Chemtura AgroSolutions	101	88
Total net sales	$556	$528
OPERATING INCOME
Industrial Performance Products	$27	$29
Industrial Engineered Products	(4)	20
Chemtura AgroSolutions	22	13
Segment operating income	45	62
General corporate expense, including amortization	(21)	(46)
Facility closures, severance and related costs	(2)	(14)
Total operating income	$22	$2

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Results (Unaudited)
Quarter ended March 31, 2014 versus 2013
(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended March 31,
	Net Sales	Earnings (loss) from continuing operations before income taxes
2013	$528	$(11)
2013 Environmental reserves	—	21
2013 Facility closures, severance and related costs	—	14
	528	24
Changes in selling prices	(1)	(1)
Unit volume and mix	31	16
Foreign currency impact - operating income	(2)	(1)
Lower raw materials and energy costs	—	3
Manufacturing cost impacts	—	(21)
Distribution cost impact	—	(3)
Changes in SGA&R, excluding foreign exchange impact	—	(2)
Lower depreciation and amortization expense	—	1
Changes in equity income	—	2
Lower interest expense	—	4
Other	—	(3)
	556	19
2014 Other non-recurring charges	—	(1)
2014 Accelerated depreciation of property, plant and equipment	—	(3)
2014 Facility closures, severance and related costs	—	(2)
2014	$556	$13

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter ended March 31, 2014			Quarter ended March 31, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$556	$—	$556	$528	$—	$528
Cost of goods sold	436	(1)	435	418	(21)	397
Gross profit	120	1	121	110	21	131
Gross profit %	22%		22%	21%		25%
Selling, general and administrative	60	—	60	58	—	58
Depreciation and amortization	28	(3)	25	26	—	26
Research and development	8	—	8	8	—	8
Facility closures, severance and related costs	2	(2)	—	14	(14)	—
Equity loss	—	—	—	2	—	2
Operating income	22	6	28	2	35	37
Interest expense	(12)	—	(12)	(16)	—	(16)
Other income, net	3	—	3	3	—	3
Earnings (loss) from continuing operations before income taxes	13	6	19	(11)	35	24
Income tax expense	(3)	(3)	(6)	(7)	—	(7)
Earnings (loss) from continuing operations	10	3	13	(18)	35	17
Earnings (loss) from discontinued operations, net of tax	1	(1)	—	(5)	5	—
Loss on sale of discontinued operations, net of tax	(5)	5	—	—	—	—
Net earnings (loss)	$6	$7	$13	$(23)	$40	$17
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$0.10		$0.13	$(0.18)		$0.17
Earnings (loss) from discontinued operations, net of tax	0.01		—	(0.05)		—
Loss on sale of discontinued operations, net of tax	(0.05)		—	—		—
Net earnings (loss)	$0.06		$0.13	$(0.23)		$0.17
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$0.10		$0.13	$(0.18)		$0.17
Earnings (loss) from discontinued operations, net of tax	0.01		—	(0.05)		—
Loss on sale of discontinued operations, net of tax	(0.05)		—	—		—
Net earnings (loss)	$0.06		$0.13	$(0.23)		$0.17
Weighted average shares outstanding - Basic	96.3		96.3	98.2		98.2
Weighted average shares outstanding - Diluted	97.8		97.8	98.2		99.6
Managed Basis Adjustments consist of the following:
Environmental reserve		$—			$21
Other non-recurring charges		1			—
Accelerated depreciation of property, plant and equipment		3			—
Facility closures, severance and related costs		2			14
Pre-tax		6			35
Adjustment to apply a Managed Basis effective tax rate		(3)			—
(Earnings) loss from discontinued operations, net of tax		(1)			5
Loss on sale of discontinued operations, net of tax		5			—
After-tax		$7			$40
Adjusted EBITDA consists of the following:
Operating income - GAAP			$22			$2
Environmental reserve			—			21
Other non-recurring charges			1			—
Accelerated depreciation of property, plant and equipment			3			—
Facility closures, severance and related costs			2			14
Operating income - Managed Basis			28			37
Depreciation and amortization - Managed Basis			25			26
Non-cash stock-based compensation expense			4			5
Adjusted EBITDA			$57			$68

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter ended March 31, 2014			Quarter ended March 31, 2013
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$247	$—	$247	$241	$—	$241
Industrial Engineered Products	208	—	208	199	—	199
Chemtura AgroSolutions	101	—	101	88	—	88
Total net sales	$556	$—	$556	$528	$—	$528
OPERATING INCOME
Industrial Performance Products	$27	$3	$30	$29	$—	$29
Industrial Engineered Products	(4)	1	(3)	20	—	20
Chemtura AgroSolutions	22	—	22	13	—	13
Segment operating income	45	4	49	62	—	62
General corporate expense, including amortization	(21)	—	(21)	(46)	21	(25)
Facility closures, severance and related costs	(2)	2	—	(14)	14	—
Total operating income	$22	$6	$28	$2	$35	$37
Managed Basis Adjustments consist of the following:
Environmental reserves		$—			$21
Other non-recurring charges		1			—
Accelerated depreciation of property, plant and equipment		3			—
Facility closures, severance and related costs		2			14
		$6			$35

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$11	$(3)	$8	$7	$—	$7
Industrial Engineered Products	10	—	10	11	—	11
Chemtura AgroSolutions	3	—	3	3	—	3
General corporate expense	4	—	4	5	—	5
Total depreciation and amortization	$28	$(3)	$25	$26	$—	$26
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$—			$—
Industrial Engineered Products			—			—
Chemtura AgroSolutions			—			—
General corporate expense			4			5
Total non-cash stock-based compensation expense			$4			$5
Adjusted EBITDA by Segment:
Industrial Performance Products			$38			$36
Industrial Engineered Products			7			31
Chemtura AgroSolutions			25			16
General corporate expense			(13)			(15)
Adjusted EBITDA			$57			$68